SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING


(Check One):    |X| Form  10-K   |_| Form  20-F  |_| Form  11-K   |_| Form  10-Q
                |_| Form N-SAR



     For Period Ended: August 31, 2001

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:
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    Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Shimoda Resources Holdings, Inc.
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Full Name of Registrant

El Plata Corporation
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Former Name if Applicable

15 River Road, Suite 230
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Address of Principal Executive Office (Street and Number)

Wilton, CT  06897
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

  |_| | (a) The reasons described in reasonable detail in Part III of this | form could not be eliminated without unreasonable effort or
        |     expense;
        |
  |X| | (b) The subject annual report, semi-annual report, transition report | on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion
        | thereof, will be filed on or before the fifteenth calendar day | following the prescribed due date; or the subject quarterly report | or transition report on Form 10-Q, or portion thereof will be | filed on or before the fifth calendar day following the prescribed
        |     due date; and
        |
        | (c) The  accountant's  statement  or other  exhibit  required  by Rule
  |_|   |     12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

The applicant could not file Form 10-KSB by the prescribed date, due to a change in Auditors, which took place at end-October, 2001. Management took over control of the Corporation in late-August, 2001 and appointed executive officers in early September, 2001. Following a review of prior operations and previous independent professional service providers, the Board of Directors decided on a change of Auditors at end-October 2001. After a search process, which took some time, closing the relationship with the old Auditor and opening a new relationship with a new Auditor, including negotiating terms of engagement and the transfer of records, brought us to a mid-November audit start date. It will be impossible to finish the audit by November 29, 2001.





PART IV--OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

      Peter Lazaro                   (202)                    563-9430
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        (Name)                    (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 |X| Yes |_| No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                        Shimoda Resources Holdings, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 29, 2001                 By  /s/ Peter J. Lazaro
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                                          Peter J. Lazaro
                                          Secretary & Treasurer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION------------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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